Exhibit 10.38
Summary of 2007 Named Executive Officer Compensation
          The table below shows the current annual salary and 2007 target bonus under the Tenneco Inc. Value Added (“TAVA”) Incentive Plan for the Company’s Chief Executive Officer, the Company’s Chief Financial Officer and each of the next three most highly compensated officers of the Company other than the Chief Executive Officer or Chief Financial Officer (based on compensation received during 2006).

Name	Current Salary	2007 Target Bonus
Gregg Sherrill	$875,000	$875,000
Timothy R. Donovan	$455,050	$273,000
Hari N. Nair	$428,490	$273,000
Kenneth R. Trammell	$408,825	$273,000
Neal Yanos	$338,946	$223,000